                                                                 Exhibit: 10.5FT

                        FUTECH INTERACTIVE PRODUCTS, INC.
                               EMPLOYMENT CONTRACT

                          DATED AS OF SEPTEMBER 2,1997

The following sets forth the agreement by and between Fred B. Gretsch ("Employee") and Futech Interactive Products ("Futech"), Inc., as to the employment of the Employee by Futech.

1. Positions and Duties. Futech shall employ Employee and Employee shall accept employment from Futech, during the term of this agreement, upon the terms and subject to the conditions set forth below. Employee's duties as Chief Financial Officer shall be subject to the direction and control of Futech's Chairman and Chief Executive Officer, Vincent W. Goett or his designee.

2. Outside Activities. At all times during the term of this Agreement the Employee shall devote his full energies, interest, abilities and productive time to the performance of his duties and responsibilities hereunder. Unless Employee obtains the prior written consent of Futech, Employee shall not render to others services of any kind for compensation, or directly or indirectly engage in any other business activity or own any interest in any enterprise which is engaged in any business or activity that is similar to that carried on or proposed to be carried on by Futech.

3. Confidentiality Agreements. The obligations of the Employee and the rights of Futech set forth herein are in addition to those set forth in a certain Employee Confidentiality Agreement annexed hereto, which is being executed by the Employee simultaneously with the execution hereof (the "Confidentiality Agreement").

4. Representations and Warranties. Employee represents and warrants to and covenants with Futech, that (a) he has furnished to Futech a true and correct copy of any agreements with any prior employer in the securities industry and is subject to no contractual or other restriction or obligation which is inconsistent with the execution of this letter agreement, the performance of his duties hereunder, any rights of Futech hereunder or under the Confidentiality Agreement, (b) upon information and belief, there are no regulatory, self-regulatory, administrative, civil or criminal matters past or present, affecting the employment of Employee by Futech.

5. Salary. Employee will receive a salary of $9167.00 per month for the first four months of employment and no less than $125,000 per year, effective January 1, 1998, for the second and third years of employment. Such salary shall be payable in equal periodic installments in accordance with Futech's usual practice, but not less frequently than twice monthly, and shall be subject to payroll and withholding deductions as may be required by law.

6. Benefits. During the term of his employment, Employee shall be eligible to participate in, subject to their respective terms, all Futech employee (i) group medical, hospitalization and life insurance plans, (ii) pension and profit sharing plans, and (iii) other benefit plans or programs. Futech shall pay or reimburse Employee for all out-of-pocket expenses for travel, meals, hotel accommodations and the like reasonably incurred by him in accordance with Futech's policies and directives (including any required prior approvals) for such expenses in connection with the performance of Futech's business, each such payment for reimbursement to be made upon submission of a statement documenting such expenses as required by Futech. During the term of this letter agreement, Employee shall be entitled to an annual paid vacation of such period as may be established from time to time by Futech for its managerial employees generally.

7. Term. The term of this letter agreement shall commence on September 2, 1997 and shall continue in effect as to Employee until December 31, 2000 or until such time as terminated as provided in paragraph 8, 9, 10 and 11. Upon termination of this agreement pursuant to paragraph 8 or 9, Futech's sole obligation to Employee shall be to pay all salary and stock options accrued by him up to the date of such termination. Upon termination of this agreement, Employee's obligations under the Confidentiality Agreement shall survive.

8. Termination upon Death. In the event of the death of Employee, the employment of, and this agreement with respect to, such deceased Employee shall be terminated; provided always that Futech shall pay any accrued salary and any accrued stock options as of the date of termination to the legal representative of his estate.

9. Termination for Disability. Futech may terminate the employment of, and this Agreement with respect to, Employee who becomes disabled, including disability by reason of any emotional or mental disorders, physical diseases or injuries, and as a result of such disability is unable to work on a full-time basis for a continuous period of six months or more or any six months in a twelve month period. Upon such termination, Futech shall have no further liability to such disabled Employee hereunder, except to pay any accrued salary and accrued stock options as of the termination date. Upon such termination, such disabled Employee's obligation to Futech under the Confidentiality Agreement shall survive.

10. Termination of Cause. Futech may terminate the employment of, and this agreement with respect to, Employee if (a) such Employee breaches his fiduciary duties to Futech or is guilty of fraud or willful malfeasance, (b) such Employee materially breaches any representation, warranty, covenant or agreement contained in this agreement or fails to perform any of this obligations under this agreement or duties assigned to him pursuant to his agreement within 10 days after Futech has given written notice to such Employee of such failure, (c) if Employee materially misrepresents any statement to Futech, (d) such Employee is convicted of a crime involving moral turpitude or a felony, (e) such Employee knowingly commits a material violation of any law, rule, regulation or by-law of a securities exchange or association or other regulatory or self-regulatory body or agency applicable to or any general policy or directive of Futech communicated in writing to such Employee, (f) such Employee fails to follow reasonable instructions and/or policies of Futech's Chairman of the Board and Chief Executive Officer, or (g) such Employee terminates this Agreement at any time.

         Upon termination of this letter agreement pursuant to this paragraph 10, Futech's sole obligation to Employee shall be to pay all accrued salary. However, this shall not affect Employee's vested benefits under paragraph 6.

         Upon such termination, Employee's obligation to Futech under the Confidentiality Agreement shall survive.

11. Termination Other than for Cause. Futech retains the right to terminate this agreement and/or Employee's employment for cause as set forth in paragraph 10, and notwithstanding anything to the contrary in this letter agreement, Futech shall have the right to terminate this agreement and/or Employee's employment hereunder at any time for any reason other than for cause. In such event Futech shall pay to Employee all salary as it accrued during the term of the contract, subject however to Employee's obligation to look for and obtain suitable employment. Upon Employee obtaining such employment, Futech's obligation under this paragraph 11 shall cease. However, Employee's obligation to Futech under the Confidentiality Agreement shall survive.

12. Review. On January 1, 1998 and on each of the two subsequent six month periods thereafter during the term of employment, Vincent W. Goett shall provide Employee with an informal verbal review of the Employee's performance. Concurrent with the third semi-annual verbal review of the performance Vincent
W. Goett and Employee shall discuss the potential for Employee's continued employment subsequent to the termination of this Agreement.

13. Successors and Assigns. The rights and obligations of Futech hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Futech; provided, however, that Futech's obligations or liabilities hereunder may not be assigned without the prior written approval of Employee, except to an affiliate of Futech (which assignment shall not release Futech from its obligations to Employee hereunder) or to a successor to all or substantially all of Futech's assets, business or stock that agrees to be bound hereby. This letter agreement is personal to the Employee and may not be assigned.

14. Amendment or Waiver. This letter agreement may not be amended or modified except by an agreement in writing duly executed by the Chairman and Chief Executive Officer of Futech and the Employee. The failure of Futech, on the one hand, or the Employee, on the other hand, at any time to enforce performance by the other of any provision of this letter agreement shall in no way affect Futech's or the Employee's, as the case may be, rights thereafter to enforce the same, nor shall the waiver by Futech, on the one hand, or the Employee, on the other hand, of any breach of any provision hereof be deemed to be a waiver by Futech or the Employee, as the case may be, of any other breach of the same or any other provision hereof.

15. Arbitration. Except as set forth in the Confidentiality Agreement, any controversy or claim arising out of or relating to this agreement, or the breach hereof, shall be settled in Arizona by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof.

16. Miscellaneous. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision hereof. This letter agreement shall be constructed, interpreted and enforced in accordance with the laws of the state of Arizona. This letter agreement contains all of the terms and conditions agreed to by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, except those set forth in the Confidentiality Agreement.

                                                  FOREGOING AGREED TO:

By: /s/ Vincent W. Goett                          By: /s/ Fred B. Gretsch
------------------------                          -----------------------
Vincent W. Goett                                  Fred B. Gretsch
Chairman and Chief Executive Officer
Futech Educational Products, Inc.